Exhibit 5.2

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, GA 30309-3521 Tel: +1 404 572 4600 Fax: +1 404 572 5100 www.kslaw.com

August 16, 2024

Vericel Corporation
64 Sidney Street
Cambridge, MA 02139

Ladies and Gentlemen:

We have acted as counsel to Vericel Corporation, a Michigan corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the offer and sale from time to time of, (i) shares of the Company’s common stock, no par value per share (“Common Stock”); (ii) preferred stock, no par value per share (“Preferred Stock”), (iii) senior debt securities of the Company (the “Senior Debt Securities”), (iv) subordinated debt securities (the “Subordinated Debt Securities” and together with the Senior Debt Securities, the “Debt Securities”), (v) warrants to purchase Common Stock, Preferred Stock or Debt Securities (the “Warrants”), and (vi) units representing a combination of any of the foregoing (the “Units”). The Debt Securities are to be issued under an indenture or supplemental indenture (an “Indenture”), as applicable, between the Company and the trustee thereunder, as applicable (the “Trustee”).

In our capacity as such counsel, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials.

In rendering this opinion, we have assumed that (i) at the time the Securities are offered or sold, the Registration Statement and any amendments thereto will be effective and will comply with all applicable laws; (ii) at the time the Securities are offered or sold, a prospectus supplement will have been prepared and filed with the Commission describing the offer and sale of the Securities and will comply with all applicable laws; (iii) all Securities will be issued and sold in compliance with all applicable Federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; and (iv) none of the issuance and delivery of such Securities, the compliance by the Company with the terms of such Securities, nor any action taken in connection with the foregoing, will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company. We have also assumed the due authorization, execution and delivery of an Indenture with respect to the Debt Securities by the applicable Trustee.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(1)
The Debt Securities, when (a) the definitive terms and provisions of such Debt Securities and of their issuance and sale have been duly authorized and established and (b) executed by the Company, authenticated by the Trustee in accordance with the applicable Indenture, and delivered to and paid for by the purchasers thereof, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

(2)
Any Warrants, when (i) the terms of such Warrants, of any contract governing or establishing the terms of such Warrants and of the issuance and sale of such Warrants, and all related matters including the issuance and sale of the securities issuable upon exercise of such Warrants, have been duly authorized and established by all necessary corporate action, (ii) any contract governing or establishing the terms of the Warrants has been duly authorized, executed and delivered by the Company, and (iii) such Warrants have been duly executed by the Company and countersigned in accordance with the terms of any contract governing or establishing the terms of such Warrants and duly delivered to the purchasers thereof upon the payment of the consideration therefor, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

(3)
Any Units, when (i) the terms of such Units, of any contract governing or establishing the terms of such Units and of the issuance and sale of such Units, and all related matters including the issuance and sale of any securities issuable in connection with such Units, have been duly authorized and established by all necessary corporate action, (ii) any contract governing or establishing the terms of the Units has been duly authorized, executed and delivered by the Company, and (iii) such Units have been duly executed by the Company and countersigned in accordance with the terms of any contract governing or establishing the terms of such Units and duly delivered to the purchasers thereof upon the payment of the consideration therefor, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

This opinion is limited in all respects to the law of the State of New York, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. Our opinions with respect to such matters are subject to the same qualifications, assumptions and limitations as are set forth in such opinion.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that forms a part thereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ King & Spalding LLP